Distribution Agreement

Calvert Investment Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

Calvert SAGE Fund
     Calvert Equity Income Fund
Class A	Class C	Class Y
0.25%	0.75%	N/A

Addendum to Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

Calvert SAGE Fund
     Calvert Equity Income Fund
Class A	Class Y	Class C
0.25%	0.25%	None

CALVERT SAGE FUND

BY: ________________________________

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT DISTRIBUTORS, INC.

BY: ________________________________

Ronald M. Wolfsheimer

Chief Financial and Administrative Officer

and Senior Vice President

Effective Date: October 31, 2011